Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

DDI CORP.,

VIASYSTEMS GROUP, INC.

and

VICTOR MERGER SUB CORP.

Dated as of April 3, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 3, 2012, by and among DDi Corp., a Delaware corporation (the “Company”), Viasystems Group, Inc., a Delaware corporation (“Parent”), and Victor Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, par value $0.001 per share, of the Company (collectively, the “Company Shares”) to be thereupon cancelled and converted into the right to receive cash in an amount equal to $13.00 per Company Share (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other Transactions and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each approved this Agreement and the Merger and other Transactions and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered to Parent a voting agreement (the “Stockholder Voting Agreement”) obligating each such signatory to, among other things, vote in favor of the adoption of this Agreement and the Transactions, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (b) expressly permits the Company to comply with the provisions of Section 6.05 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of any of the Company’s Subsidiaries) or businesses that constitute or generate 15% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis or (ii) beneficial ownership of 15% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company or any of its Subsidiaries that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (c) any recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries, other than a wholly-owned Subsidiary of the Company, or (d) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any of the Company’s Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than 85% of the surviving or resulting entity of such transaction immediately after the consummation of such transaction; provided that the term “Acquisition Proposal” shall not include the Transactions.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means (a) the Sherman Act of 1890, as amended, (b) the Clayton Antitrust Act of 1914, as amended, (c) the HSR Act and (d) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Company Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Bona Fide Proposal” means a written bona fide Acquisition Proposal which the Company Board has considered consistent with Section 6.05(d) herein to determine whether such Acquisition Proposal constitutes a Superior Proposal.

“Business Day” means a day other than Saturday, Sunday or other day on which the Federal Reserve Bank of St. Louis, Missouri is closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Equity Plans” means any stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company or to which any such entity is a party.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any effect, event, occurrence, development, state of facts or change (whether or not foreseeable as of the date of this Agreement) that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect, event, occurrence, development, state of facts or change arising out of or resulting from (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) — (viii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred), (ii) general printed circuit board manufacturing industry, economic, market or political conditions, (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events, (iv) changes in applicable Law, GAAP or other applicable accounting standards following the date hereof, (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 4.06 below from being taken into account in determining whether a Company Material Adverse Effect has occurred), (vi) (A) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent resulting primarily from or arising primarily out of the announcement or pendency of the Merger, (vii) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date hereof (provided that this clause (vii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Company Material Adverse Effect has occurred) or (viii) any specific action taken (or omitted to be taken) by the Company at the express written direction of any of Parent and Merger Sub; provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that the Company or such Subsidiary of the Company is materially disproportionately adversely affected relative to other participants in the industries in which the Company or such Subsidiary participates.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Company Equity Plan, restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means each award of restricted stock units issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by the Company with the SEC during the period since (and including) January 1, 2009.

“Company Stock Option” means an option to purchase Company Shares issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Technology” means all Technology owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries, or Technology licensed to the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

“Contract” means any contract, agreement, purchase order, commitment, instrument or guaranty to which the Company or any of its Subsidiaries is a party, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Employee Change-of-Control Agreement” means any employee-related agreement containing one or more provisions that become effective or otherwise provide to the employee one or more rights or entitlements effective on or following a change-of-control of the Company, other than equity awards entered into pursuant to a Company Equity Plan that provide for acceleration of the awards on or following a change-of-control, provided the change-of-control provision contained in such equity award is consistent with such Company Equity Plan.

“Environmental Law” means any applicable Law relating to (i) pollution, contamination, remediation or protection of natural resources or the environment, (ii) protection of human health and safety, or (iii) use and management of Hazardous Materials, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.) (“RCRA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Export and Import Laws” means the Laws and regulations of a foreign Governmental Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Government Bid” means any outstanding bid, proposal, offer or quotation made by the Company or any of its Subsidiaries or by a contractor team or joint venture in which the Company or any of its Subsidiaries is participating that, if accepted or amended, would lead to a Government Contract.

“Government Contract” means any Contract incorporating government acquisition terms (e.g. in the U.S., the Federal Acquisition Regulation (FAR) or the Defense Federal Acquisition Regulation Supplement (DFARS)), including any Contract with any higher-tier contractor relating to products or services to be incorporated into products or services to be provided to a Governmental Authority.

“Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law, including petroleum and petroleum products and by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the proprietary rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (a) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (c) Internet domain names, Internet key words, (d) copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets (collectively, “Copyrights”); (e) confidential and proprietary information, and non-public processes, designs (including circuit designs and layouts), specifications, technology, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, research and development, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (f) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (a) through (e).

“Knowledge” when used in reference to the Company means the actual knowledge, following reasonable inquiry, of those individuals listed in Section 1.01(a) of the Disclosure Schedule.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Liens” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Most Recent Balance Sheet” means the audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011, as filed in the Company SEC Reports.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Parent Material Adverse Effect” means any effect, event, occurrence, development, state of facts or change that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating any of the Transactions.

“Parent Plans” mean applicable employee benefit plans of Parent, as may be in effect from time to time, that are made available to the Company Employees following the Effective Time; for the avoidance of doubt, Parent Plans shall not include any employee benefit plans of Parent that are closed to new employees of Parent.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet delinquent and Liens for Taxes and other governmental charges and assessments being diligently contested in good faith by appropriate proceedings (provided, in each case, an appropriate reserve has been made in the Most Recent Balance Sheet in accordance with GAAP), (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet delinquent or payments that are being contested in good faith, (c) zoning restrictions, survey exceptions, easements, covenants, conditions, restrictions, rights of way and similar Liens that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries or materially detract from the value or operation of the property subject thereto and (d) Liens set forth in Section 1.01(b) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, entity or Governmental Authority.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights and Internet domain name registrations owned or purported to be owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries, whether or not initially filed or applied for by or in the name of the Company or any such Subsidiary.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated, leased or otherwise occupied by any Person.

“Remedial Action” means all actions, including, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way ameliorate or address any Release of Hazardous Materials, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health or the environment, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and maintenance pertaining or relating to a Release.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Reverse Breakup Fee” means $15,400,000.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least 50% of the equity interests are controlled by such Person.

“Superior Proposal” means any bona fide Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, 100% of the equity securities of the Company, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (b) is otherwise on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulas, algorithms, procedures, techniques, ideas, know-how, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

“Termination Fee” means $9,800,000.00.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and all other agreements contemplated hereby.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.

Section 1.02 Cross Reference Table. The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
Adverse Recommendation Change	Section 6.05(a)
Advisor	Section 4.26
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.05(d)
Anti-Takeover Law	Section 4.28
Bankruptcy and Equity Exception	Section 4.05
Bridge Financing	Section 5.08
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Commitment Letter	Section 5.08
Company	Preamble
Company Board Recommendation	Section 2.07
Company Computer Systems	Section 4.14(g)
Company Employees	Section 6.06(a)
Company Financial Advisors	Section 4.26
Company Financial Statements	Section 4.08(b)
Company Preferred Shares	Section 4.04(a)
Company Securities	Section 6.02(b)
Company Share Certificates	Section 3.03(c)

Company Shares	Recitals
Company Stockholder Approval	Section 4.05
Company Stockholders	Section 2.07
Company Stockholders’ Meeting	Section 6.03(c)
Confidentiality Agreement	Section 6.04(b)
Current Annual Capital Plan	Section 6.02(q)
D&O Insurance	Section 6.07(b)
Debt Offering	Section 6.08(a)
DGCL	Recitals
Dissenting Shares	Section 3.04(a)
DOJ	Section 6.09(b)
Effective Time	Section 2.03
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(d)
Expense Reimbursement	Section 8.03(c)
Foreign Plans	Section 4.12(a)
FTC	Section 6.09(b)
Indemnified Party	Section 6.07(a)
IRS	Section 4.12(b)
Material Contract	Section 4.17(a)
Maximum Amount	Section 6.07(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Shares	Section 3.01(b)
Merger Sub	Preamble
Mooreland	Section 4.26
Multiemployer Plan	Section 4.12(a)
Notice Period	Section 6.05(d)
NASDAQ	Section 4.06(a)
Outside Date	Section 8.01(b)
Parent	Preamble
Paying Agent	Section 3.03(a)
Permits	Section 4.07(b)
Plan	Section 4.12(a)
Proxy Statement	Section 4.25
Stockholder Voting Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Fund	Section 3.03(a)
Termination Date	Section 8.01
Uncertificated Shares	Section 3.03(c)
WARN	Section 4.13(b)

Section 1.03 General Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i) references to monetary amounts are to the lawful currency of the United States; and

(j) words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.04 Disclosure Schedule. It is understood and agreed that (a) disclosure of any fact or item in any Section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably apparent that such disclosure is applicable to such other Section, (b) nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

THE MERGER

Section 2.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger.

Section 2.02 Closing. Subject to the provisions of ARTICLE VII and unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) (i) shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 as soon as practicable (but in no event later than the third Business Day) after all of the conditions set forth in ARTICLE VII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or on such later date as specified by Parent in order to accommodate Parent’s contemplated financing of the Transactions (but in no event later than the Outside Date), or (ii) shall occur at such other time and place agreed to by the parties (the date upon which the Closing occurs, the “Closing Date”).

Section 2.03 Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05 Certificate and Bylaws.

(a) At the Effective Time, the Company Certificate shall, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Viasystems North America, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Viasystems North America, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation, or removal.

Section 2.07 Actions by the Company. The Company hereby represents that the Company Board, at a meeting duly called and held, unanimously adopted resolutions (a) approving and declaring the advisability of this Agreement, (b) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions (such approval having been made in accordance with the DGCL, the Company Certificate and the Company Bylaws), including the Merger, (c) determining this Agreement and the Transactions to be advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), (d) recommending that the Company Stockholders adopt this Agreement and the Transactions (the “Company Board Recommendation”) and (e) resolving to make the Company Board Recommendation to the Company Stockholders and directing that the principal terms of the Merger be submitted for adoption by the Company Stockholders at the Company Stockholders’ Meeting.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders (other than any requisite approval of the principal terms of the Merger by the Company Stockholders in accordance with the DGCL):

(a) Each Company Share held in treasury and each Company Share that is owned, directly or indirectly, by a wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to the Merger Consideration, payable to the holder thereof, without interest, in accordance with Section 3.03. At the Effective Time, all such Company Shares that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Company Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

(c) Each outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02 Treatment of Company Stock Options.

(a) Company Stock Options. Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation as soon as practicable after the Effective Time an amount in cash (without interest, and less all applicable deductions and withholding required by Law) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Company Share payable under such Company Stock Option multiplied by (ii) the number of Company Shares subject to such Company Stock Option.

(b) Company Actions. The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.02, including (i) making any determinations or adopting resolutions of the Company Board or the applicable committee thereof or any administrator of a Company Equity Plan as may be necessary, (ii) taking any actions necessary so that each Company Stock Option with an exercise price that exceeds the Merger Consideration is canceled for no additional consideration and (iii) satisfying any requirement to notify the holder of compensatory equity awards as may be required under the Company Equity Plans. The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option, Company RSU or Company Restricted Stock) or any participant in any Company Equity Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). Notwithstanding anything in this Agreement to the contrary, all actions under this Section 3.02 shall be completed in a manner that complies with Section 409A of the Code, and, if applicable, Section 424(a) of the Code.

Section 3.03 Payment of Merger Consideration; Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent or Merger Sub shall appoint as paying agent a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”) to facilitate the receipt by the Company Stockholders of the Merger Consideration in connection with the Merger. Prior to the Effective Time, Parent shall deposit or cause the Surviving

Corporation to deposit with the Paying Agent, for the benefit of the holders of Merger Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such cash being hereinafter referred to as the “Surviving Corporation Fund”). The Surviving Corporation Fund shall not be used for any other purpose.

(b) The Surviving Corporation Fund shall be invested by the Paying Agent as directed by Parent. No gain or loss thereon shall affect the amounts payable to the holders of Merger Shares following completion of the Merger pursuant to this ARTICLE III and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this ARTICLE III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(c) As promptly as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Share Certificates”) or uncertificated Merger Shares represented by book entry (“Uncertificated Shares”) shall pass, only upon proper delivery of the Company Share Certificates or transfer of the Uncertificated Shares to the Paying Agent) and (ii) instructions for effecting the surrender of the Company Share Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.

(d) Upon (i) surrender to the Paying Agent of Company Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares, the holder of such Company Share Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, and the Company Share Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Company Share Certificates or Uncertificated Shares pursuant to the provisions of this ARTICLE III.

(e) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a Person other than the Person in whose name the Company Share Certificates so surrendered or the Uncertificated Shares so transferred is registered if such Company Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such payment shall pay any transfer Tax or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, as contemplated by this Section 3.03, each Company Share Certificate or Uncertificated Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(f) If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Share Certificate relates the Merger Consideration to which the holder thereof is entitled.

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Share Certificates or Uncertificated Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation or by applicable Law.

(h) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration (and Parent shall take all actions necessary to ensure that the Surviving Corporation has or has access to sufficient funds to make such payments). Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, the Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.04 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(b), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the provisions of Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 3.01(b).

(b) The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Shares, withdrawals thereof and any other instruments delivered to the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) to pay for Dissenting Shares shall be returned to Parent upon demand.

Section 3.05 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other payment otherwise payable pursuant to this Agreement to any holder of Company Shares or Company Stock Options, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as applicable.

Section 3.06 Adjustments to Prevent Dilution. In the event that the Company changes (or establishes a record date for changing) the number of Company Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Shares, at any time during the period from the date hereof to the Effective Time, the Merger Consideration shall be equitably adjusted to reflect such transaction; provided, however, that nothing in this Section 3.06 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Certificate of Incorporation and Bylaws.

(a) The Company has delivered to Parent copies of the Company Certificate and Company Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Certificate and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions.

(b) The Company has provided or made available to Parent and Merger Sub correct and complete copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of Company Stockholders and meetings of or action by the Company Board and each committee thereof. Such minutes and written consents provided or made available to Parent and Merger Sub contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken through the date of this Agreement by the Company Stockholders, the Company Board and committees thereof.

Section 4.03 Company Subsidiaries.

(a) Each of the Company’s Subsidiaries, together with the jurisdiction of organization or formation of each such Subsidiary, is set forth in Section 4.03(a) of the Disclosure Schedule. Other than the Company’s Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person. Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. Other than as set forth in Section 4.03(b) of the Disclosure Schedule, all of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of preemptive rights and were issued in compliance with applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of the Company. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company or any other Person.

(c) Other than as set forth in Section 4.03(c) of the Disclosure Schedule, no Subsidiary of the Company has (i) a minimum cash capitalization or other cash reserve requirement set by Law, Contract or its constituent documents, or (ii) revenues, cash or other financial instruments that may not be readily repatriated, including by dividend, distribution or other means, without penalty or any assessed Tax at any time to the United States of America.

Section 4.04 Capitalization.

(a) The authorized capital stock of the Company consists of 190,000,000 Company Shares and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Shares”). As of the close of business on March 30, 2012 (the “Capitalization Date”), (i) 20,538,787 Company Shares were issued and outstanding and (ii) 2,946,986 Company Shares were held in the treasury of the Company. As of the Capitalization Date, 2,713,447 Company Shares were subject to outstanding Company Stock Options and 1,344,618 Company Shares were available for future awards under the applicable Company Equity Plans. As of the date of this Agreement, no shares of Company Restricted Stock were issued and outstanding and there were no shares subject to outstanding Company RSUs. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding. All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law. All Company Shares subject to issuance upon exercise of Company Stock Options will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except for any changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date, or actions taken after such date in compliance with this Agreement, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c) Section 4.04(c) of the Disclosure Schedule sets forth a listing of (i) all Company Equity Plans, (ii) all Company Stock Options, shares of Company Restricted Stock and Company RSUs outstanding as of the close of business on the Capitalization Date, (iii) the date of grant and name of holder of each such Company Stock Option, share of Company Restricted Stock and Company RSU and, with respect to each such award, (A) the Company Equity Plan under which each such award was granted, (B) the portion of such award vested and unvested as of the close of business on the Capitalization Date, (C) if applicable, the exercise price or repurchase price therefor, and (D) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. There have been no re-pricings of any Company Stock Options through amendments, cancellations and reissuance or other means during the current or prior two calendar years. Other than as set forth in Section 4.04(c) of the Disclosure Schedule, none of the Company Stock Options was granted with an exercise price below the closing price of Company Common Shares on the NASDAQ on the date of the grant. All grants of Company Stock Options, Company Restricted Shares and Company RSUs were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating” or similar practices.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any other equity securities of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to the Company and its Subsidiaries, taken as a whole.

(e) There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any of its Subsidiaries.

(f) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in the Company or any of its Subsidiaries may vote.

Section 4.05 Authority; Validity and Effect of Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger, for the affirmative vote of holders of a majority of the issued and outstanding Company Shares for adoption of this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

Section 4.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, and the compliance by the Company with its obligations hereunder and thereunder will not, (i) result in a violation or breach of or conflict with the Company Certificate or Company Bylaws, (ii) subject to obtaining or making consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law or rule of the NASDAQ Stock Market (“NASDAQ”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of NASDAQ, (D) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 4.06(b) of the Disclosure Schedule, (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, and (F) the applicable requirements of U.S. and Canadian export control Laws, and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2009, no Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted (collectively, “Permits”) and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, which such amendment, termination, revocation or cancellation would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance with the terms of its Permits, except where noncompliance with such Permit would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2009 from any Governmental Authority or, to the Knowledge of the Company, from any employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit that is material to the Company and its Subsidiaries taken as a whole, or relating to the revocation or modification of any Permit that is material to the Company and its Subsidiaries taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole.

(c) With respect to each Government Contract and Government Bid, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all requirements of Law pertaining to such Government Contract or Government Bid, (ii) each representation and certification executed by the Company or its Subsidiaries pertaining to such Government Contract or Government Bid was true and correct in all material respects as of its applicable date, (iii) neither the Company nor any of its Subsidiaries has submitted, directly or indirectly, to any Governmental Authority any cost or pricing data which is inaccurate or untruthful in any material respect in connection with such Government Contract or Government Bid and (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Knowledge of the Company, is any Governmental Authority threatening to issue one.

(d) Except as set forth on Section 4.07(d) of the Disclosure Schedule, to the Knowledge of the Company, there is no: (i) administrative, civil or criminal investigation, indictment, writ of information or audit of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries by any Governmental Authority with respect to any alleged or potential violation of Law regarding any Government Contract or Government Bid; (ii) suspension or debarment proceeding, nor any matters pending reasonably likely to lead to a suspension or debarment proceeding, against the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Authority claims that the Company or any of its Subsidiaries is liable to a Governmental Authority, in each case, with respect to any Government Contract. Since January 1, 2009, neither the Company nor any of its Subsidiaries nor any of the Company’s or its Subsidiaries’, directors, officers or employees has conducted or initiated any internal investigation, or made a voluntary disclosure to any Governmental Authority, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Government Bid.

(e) The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect. To the Knowledge of the Company, none of the officers, directors, employees or Representatives of the Company or any of its Subsidiaries has: (i) made any payments or used any funds to influence transactions involving the U.S. government in violation of Law; (ii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (iii) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 4.08 SEC Filings; Financial Statements; Internal Controls.

(a) The Company SEC Reports constitute all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by the Company with the SEC during the period since January 1, 2009. The Company SEC Reports filed on or prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as

the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports, each as amended (collectively, the “Company Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Since January 1, 2009 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, in writing that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, other than any such complaint, allegation, assertion or claim that would not reasonably be expected to result in a Company Material Adverse Effect, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) in compliance with the Exchange Act.

(g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC. The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act, as applicable, with respect to the Company SEC Reports, and the statements contained in such certificates were accurate as of the date they were made.

(h) Section 4.08(h) of the Disclosure Schedule lists with respect to cash, cash equivalents and short-term and long-term investments balances as of the date of the Most Recent Balance Sheet and as of the Business Day prior to the date of this Agreement (i) the countries in which such items are maintained and the amount of such items held in such countries, (ii) the investment type, maturity date, currency and obligor of each instrument and/or investment that comprised such items and (iii) all restrictions on use of such items.

Section 4.09 Absence of Undisclosed Liabilities.

(a) Other than as set forth in Section 4.09(a) of the Disclosure Schedule, the Company and its Subsidiaries do not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for (i) liabilities and obligations fully reflected on or reserved against in the Most Recent Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and (iii) liabilities and obligations that have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or any Company SEC Reports.

Section 4.10 Absence of Certain Changes or Events. Except as set forth on Section 4.10 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has not been an event, occurrence, condition, change, development, effect or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02.

Section 4.11 Absence of Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, as of the date hereof, there is (a) no material Action pending or overtly threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any material ongoing obligation or restriction on the Company or any of its Subsidiaries or (c) no material Action pending or overtly threatened by the Company against any third party. Neither the Company nor any of its Subsidiaries is subject to any Orders of any Governmental Authorities that would reasonably be expected to have a Company Material Adverse Effect, or that otherwise restrict the Company or any of its Subsidiaries in any material respect from exploiting any Intellectual Property. There are no internal investigations or internal inquiries that, since January 1, 2012, have been or are being conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement Action.

Section 4.12 Employee Plans.

(a) Section 4.12(a) of the Disclosure Schedule lists, as of the date of this Agreement, each material Plan. A “Plan” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (iii) all employment, retention, individual consulting, collective bargaining, Employee Change-of-Control Agreements, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate is a party or has any obligation (contingent or otherwise), in each case for the benefit of any current or former employee, officer, director or individual consultant of the Company or any of its Subsidiaries. Section 4.12(a) of the Disclosure Schedule separately identifies all Plans that are primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries who are located outside of the United States (“Foreign Plans”). Except as set forth in Section 4.12(a) of the Disclosure Schedule, none of the Plans is (i) a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(b) The Company has provided or made available to Parent correct and complete copies of each of the following documents with respect to each Plan (except for Multiemployer Plans), to the extent applicable: (i) the Plan itself (including all amendments thereto and versions of equity agreements); (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), including attached schedules, or comparable annual report for a Foreign Plan; (iii) the most recent actuarial report, if any; (iv) the most recently received IRS or other governmental determination, opinion or registration letter, if any; (v) the most recent summary plan description (or other written description of such Plan provided to employees) and all material modifications thereto; (vi) any related trust agreement or other funding instrument for the Plan; and (vii) written summaries of all non-written Plans.

(c) Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, pending or to the Knowledge of the Company, threatened or for which there are facts that could form a reasonable basis, against or relating to any Plan or asserting any rights to or claims for benefits under any Plan, the assets or any of the trusts under such Plan or the plan administrator, or against any fiduciary of any Plan with respect to the operation of the Plan (except routine claims for benefits payable under the Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All contributions, premiums and benefit payments under or in connection with the Plans that are required to have been made as the date hereof in accordance with the terms of the Plans or applicable Law have been timely made in all material respects. Except as would not reasonably be likely to have a Company Material Adverse Effect, there has been no act, omission or condition with respect to any Plan that would be reasonably likely to subject the Company or its Subsidiaries to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law.

(d) Neither the Company, its Subsidiaries nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) have terminated any a defined benefit plan, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, by reason of its affiliation with any ERISA Affiliate, to any liability imposed under Title IV of ERISA or Code Section 412.

(e) Except as set forth on Section 4.12(i) of the Disclosure Schedule, subject to the requirements of applicable Law, no provision of any Foreign Plan or of any agreement, and no act or omission of the Company or any of its Subsidiaries, in any way limits, impairs, modifies, or otherwise affects the right of the Company or any of its Subsidiaries to unilaterally amend or terminate any Foreign Plan, and no commitments to improve or otherwise amend any Foreign Plan have been made.

(f) Neither the Company nor any of its Subsidiaries has any material obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any of its Subsidiaries except as may be required under Part 6 of Title I of ERISA or state insurance laws.

(g) Except as set forth in Section 4.12(i) of the Disclosure Schedule, no Plan or other arrangement maintained by the Company or any Subsidiary, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), could (i) result in the acceleration or increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under or any payment, contribution or funding obligation pursuant to any of the Plans or other arrangement, (ii) limit the right to merge, amend or terminate any Plan or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is in material compliance with Section 409A of the Code and the rules and regulations thereunder.

(i) Except as set forth on Section 4.12(i) of the Disclosure Schedule, each Foreign Plan (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or book reserved, is fully funded and/or book reserved, based on reasonable actuarial assumptions, where applicable.

(j) Except as set forth on Section 4.12(j) of the Disclosure Schedule, no Plan could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

Section 4.13 Labor Matters.

(a) Neither the Company nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is currently being negotiated. No labor organization has been elected as the collective bargaining agent of any employee or group of employees of the Company or its Subsidiaries, nor has there ever been union representation involving any of the employees of the Company or its Subsidiaries. There are no (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other job actions pending or, to the Knowledge of the Company, threatened against or involving the Company and its Subsidiaries, (ii) unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries, (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries or (iv) grievance or arbitration demands against the Company or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(b) The Company and its Subsidiaries are in compliance with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”) and the Immigration Reform and Control Act, as amended, except where the failure to be in compliance with the foregoing would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2009, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries.

(c) There are no material complaints, charges, claims, litigations or actions against the Company or its Subsidiaries pending or, to the Knowledge of the Company threatened, that have been brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries of any person.

(d) Section 4.13(d) of the Disclosure Schedule sets forth the number of employees and, separately, the number of independent contractors employed by the Company and its Subsidiaries as of March 28, 2012 by facility location where employed.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all Registered Intellectual Property and all material unregistered Marks used by the Company or any of its Subsidiaries. Section 4.14(a) of the Disclosure Schedule lists, for each item of Registered Intellectual Property, the owner of such item of Registered Intellectual Property, the registration or application date and number (as applicable) of such item of Registered Intellectual Property and the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Registered Intellectual Property have been timely made, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property and all issuances, registrations and applications therefor, except where the failure to take such actions would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of all Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries is the sole and exclusive owner of, or to the Knowledge of the Company, has valid and continuing rights to use, sell, license and otherwise exploit, all of the other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as set forth in Section

4.14(b) of the Disclosure Schedule, to the Knowledge of the Company, the Company Intellectual Property and Company Technology owned or licensed to the Company or any of its Subsidiaries includes all of the material Intellectual Property Rights and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as they are currently conducted. To the Knowledge of the Company, the Registered Intellectual Property (other than any applications included in the Registered Intellectual Property) is valid and enforceable, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property Rights or Technology of any other Person, except as would not have a material effect on the Company: (i) any Company Intellectual Property; (ii) any Company Technology; and (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of any products or services by the Company or any of its Subsidiaries; or (iv) the present business practices, methods or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened, Action which involves a claim (A) against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim or any written invitation to take a license to any Intellectual Property or Technology of any Person.

(d) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property or Company Technology. No written claims or, to the Knowledge of the Company, unwritten claims have been made against any Person (including employees and former employees of the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries alleging that any Person is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property or Company Technology.

(e) No Trade Secret material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof. Each of the Company and its Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of all such Trade Secrets. Each employee, consultant and independent contractor of the Company or any of its Subsidiaries involved in the creation or development of any Intellectual Property Rights or Technology material to the conduct of the business of the Company or its Subsidiary as currently conducted has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary, as applicable.

(f) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property or Company Technology material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Intellectual Property or Technology.

(g) The Company and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Company Computer Systems”) that are necessary for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. The Company Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. During the 18 months prior to the date hereof, (i) no error or fault has occurred in or to any of the Company Computer Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any of the Company Computer Systems.

(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has established privacy compliance policies and is in substantial compliance with, and has been in substantial compliance with for the 18 month period prior to the date hereof, its respective privacy policies and any applicable Laws relating to personal identifiable information.

(i) The consummation of the Transactions will not encumber or extinguish any Company Intellectual Property or Company Technology material to the conduct of the business of the Company or its Subsidiary as currently conducted or result in the loss or impairment of the right of Parent to own or use any Company Intellectual Property or Company Technology material to the conduct of the business of the Company or its Subsidiary as currently conducted. Neither this Agreement nor any Transaction will result in the grant by the Company or any of its Subsidiaries to any Person of any ownership interest, license, right or protection from any legal proceeding with respect to any Company Intellectual Property or Company Technology material to the conduct of the business of the Company or its Subsidiary as currently conducted or in Parent being bound by or subject to any non-compete or other restriction, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extensions actually obtained) and such Tax Returns are true, complete, and correct in all material respects.

(b) All Taxes due and owing by the Company or any of its Subsidiaries have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Balance Sheet. Except as set forth in Section 4.15(b) of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes as a result of transactions entered into outside the ordinary course of business or which are inconsistent with past practice.

(c) No deficiencies for Taxes against any of the Company and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending or, to the knowledge of the Company, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Except as set forth on Section 4.15(c) of the Disclosure Schedule, the U.S. federal income Tax Returns of the Company and its Subsidiaries through the taxable year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(d) Neither the Company nor any of its Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns.

(e) There are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among any of the Company and its Subsidiaries).

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(h) The Company and each of its Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(i) Neither the Company nor any of its Subsidiaries (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(j) From and after the Effective Time, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l) Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax authority.

(m) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(n) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of the Company and its Subsidiaries will be adversely affected by the Transactions.

Section 4.16 Environmental Matters.

(a) Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries have been conducted in material compliance with all Environmental Laws, and, to the Knowledge of the Company, no facts, circumstances or conditions exist, which, without significant capital expenditures, would prevent material compliance in the future.

(b) Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained, and are and have been in material compliance with, all Permits required under applicable Environmental Laws for the continued operation of their businesses as presently conducted.

(c) Neither the Company nor any of its Subsidiaries is subject to any outstanding Orders from any Governmental Authority or Contracts with any other Person relating to (i) Environmental Laws, (ii) any Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) an assumption of responsibility for environmental claims of another Person.

(d) Neither the Company nor any of its Subsidiaries has received any written communication alleging that any such party is in violation of any Environmental Law, which violation would reasonably be expected to result in the Company or any of its Subsidiaries, taken as a whole, incurring material liabilities.

(e) Neither the Company nor any of its Subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site) or employee or third party exposure to Hazardous Materials.

(f) The operations of the Company and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under RCRA or any state or non-U.S. equivalent Law, are and have been in compliance with applicable Environmental Laws in all material respects, and there has been no disposal by the Company or any of its Subsidiaries on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to comparable state or non-U.S. Law.

(g) To the Company’s Knowledge, there is not now, nor has there been in the past, on or in any leased or owned property of the Company or of any of its Subsidiaries any of the following: (i) any underground storage tanks or surface impoundments or (ii) a Release of Hazardous Materials, in either case (i) or (ii) which would reasonably be expected to result in the Company or its Subsidiaries, taken as a whole, incurring material liabilities.

(h) No judicial or administrative Actions are pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose material liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no material investigations threatened against the Company or any of its Subsidiaries under Environmental Laws.

(i) The Company and its Subsidiaries have made available to Parent all environmentally related assessments, audits, investigations, sampling or similar reports currently retained by and prepared by or for the Company or any of its Subsidiaries that relate to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries.

Section 4.17 Material Contracts.

(a) Section 4.17 of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party (the “Material Contracts”):

(i) all Contracts that purport to limit, curtail or restrict the right of the Company or any of its Subsidiaries in any material respect (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time or (B) to solicit or hire any Person;

(ii) any Contract (other than standard purchase orders) that grants any Person other than the Company or any of its Subsidiaries any (A) exclusive license, supply, distribution or other rights, (B) material “most favored nation” rights, (C) material rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any Company products, (E) material guaranteed availability of supply or services for a period greater than 12 months, (F) guarantee as to production capacity or priority, (G) material rebates or (H) price guarantees for a period greater than 12 months;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after January 1, 2007 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement) or (B) that contains ongoing non-competition or indemnification obligations or other ongoing obligations of the Company or any of its Subsidiaries;

(iv) any (A) standstill or similar agreement restricting any Person from acquiring the securities of, soliciting proxies respecting, or affecting the control, of any other Person, (B) Contract with respect to any Acquisition Proposal or similar proposal imposing any confidentiality obligation on the Company or any of its Subsidiaries not entered into in the ordinary course of business which would prohibit disclosure of the terms and conditions thereof to Parent or (C) Contract requiring the Company or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(v) any Contract, other than with respect to “off-the-shelf” Software, that requires a license or royalty payment to, or license or royalty payment by, the Company or any of its Subsidiaries and that involves more than $100,000 in any 12 month period;

(vi) any Contract with respect to product or Intellectual Property development (other than purchase orders in the ordinary course of business consistent with past practice) that is material to the Company and its Subsidiaries, taken as a whole;

(vii) customer, client or supply Contract, including any Government Contract, that involves total consideration in excess of $100,000 (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice);

(viii) any Contract (other than a customer, client or supply Contract or purchase order) that involves total consideration by or to the Company or any of its Subsidiaries of more than $100,000 in any 12 month period;

(ix) any Contracts with distributors or sales representatives or that relates to merchandising or that otherwise entitle a third party to a commission;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to indebtedness for borrowed money by the Company or its Subsidiaries, and whether secured or unsecured;

(xi) any Contract that involves or relates to any exchange traded, over-the-counter or other hedging (including currency or commodity hedging), swap, cap, floor, collar, futures, forward, option or other derivative financial trading activities;

(xii) (A) any indemnification Contract entered into with an officer or director of the Company providing for indemnification by the Company or any of its Subsidiaries

(with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof), and (B) any other indemnification Contract or guaranty not entered into in the ordinary course of business consistent with past practice;

(xiii) leases or subleases under which the Company or its Subsidiaries lease or occupy Leased Real Property;

(xiv) any Contract establishing a partnership, joint venture or similar third party business enterprise;

(xv) (A) any Employee Change-of-Control Agreement, (B) any employment or independent contractor Contract or (C) any consulting Contract that involves total consideration in excess of $100,000 (in each case with respect to which any party thereto has continuing obligations as of the date hereof) with any current or former (1) member of the Company Board, or (2) employee or independent contractor who is a natural person or consultant of the Company or any of its Subsidiaries;

(xvi) any other Contract under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect; and

(xvii) all other Contracts required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, whether or not so filed or disclosed.

(b) (i) Each Material Contract is valid and binding on the Company and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception) and (ii) neither the Company nor any of its Subsidiaries is in material default under any Material Contract and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in material breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any notice of material breach or default under any Material Contract that has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Material Contract. Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority. The Company has furnished to Parent true and correct copies of all Material Contracts in effect as of the date hereof.

Section 4.18 Title to Property and Assets. Except with respect to matters related to Intellectual Property (which are addressed in Section 4.14) and real property (which are addressed in Section 4.19), the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of all Liens, other than Permitted Liens.

Section 4.19 Real Property.

(a) Section 4.19(a) of the Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the street address of each parcel of Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens. The Company is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein.

(b) Section 4.19(b) of the Disclosure Schedule contains a complete and correct list of the Leased Real Property, including with respect to such Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Leased Real Property. Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default that would be materially adverse to the Company and its Subsidiaries, taken as a whole, under the provisions of, any lease or sublease for Leased Real Property. Other than as set forth on Section 4.19(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property.

(c) The Owned Real Property and the Leased Real Property constitute all real property currently used in connection with the business of the Company and its Subsidiaries and which are necessary for the continued operation of the business as the business is currently conducted and expected to be conducted. Except as set forth on Section 4.19(c) of the Disclosure Schedule or as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as expected to be conducted, to the Knowledge of the Company, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property. Except as would not materially affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as expected to be conducted, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property.

(d) Except as would not materially adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to operate their business as currently conducted or as expected to be conducted, each of the structures, equipment and other tangible assets of the Company and its Subsidiaries utilized in their manufacturing operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

Section 4.20 Interested Party Transactions. There are no Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.21 Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth a complete and correct list of the names of (a) the 10 largest end customers (without regard to shipments to or orders from Contractor Equipment Manufacturers who purchased products or services from the Company or its Subsidiaries upon the request of an Original Equipment Manufacturer) of the Company and its Subsidiaries, taken as a whole, and (b) the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases from or by the Company during the 12 month period ended February 29, 2012). No such customer or supplier has terminated its relationship with the Company or materially reduced or changed the terms of its business with the Company or its Subsidiaries or given notice to the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries or materially reduce or change the terms of its business with the Company or any of its Subsidiaries.

Section 4.22 Insurance. The Company has insurance policies in full force and effect with financially responsible insurance companies with respect to its assets, properties and business in such amounts, with such deductibles and against such risks and losses, as are customarily obtained by corporations engaged in the same or similar business and similarly situated. Section 4.22 of the Disclosure Schedule sets forth a true and complete list of all insurance policies in force with respect to the Company and its Subsidiaries or their respective officers and directors (excluding policies proving benefits under the Plans) and the general description of coverage under each such insurance policy, including the policy name and the scope and amount of coverage provided thereunder. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of its insurance policies. The Company has not received any written notice of cancellation or any other indication that any insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 4.23 Warranties. Section 4.23 of the Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 24 months. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.24 Export Controls; Foreign Corrupt Practices.

(a) The Company and its Subsidiaries have not, since January 1, 2009, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of such Laws, except such violations and disclosures that have not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries (i) has been and is in compliance with all applicable Foreign Export and Import Laws since January 1, 2009, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company or its Subsidiaries nor any of their respective directors, officers, employees, agents, or Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar U.S. or foreign Laws, except such violations that have not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. None of the Company’s directors, officers, or, to the Knowledge of the Company, the employees, agents or Representatives of the Company or any of its Subsidiaries is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Neither the Company nor any of its Subsidiaries has engaged in any business with any Person with whom, or in any country in which, a U.S. Person is prohibited from so engaging under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(c) Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors or officers, employees, agents, or Representatives, has directly or indirectly offered or paid anything of value to a Foreign Official (as defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder) for the purpose of obtaining or retaining business or securing an improper advantage.

Section 4.25 Proxy Statement. The proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders’ Meeting (such proxy statement, amended or supplemented, being referred to herein as the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which shall have become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

Section 4.26 Opinion of Financial Advisor. The Company Board has received a written opinion of Jefferies & Company, Inc. (the “Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to various qualifications and assumptions set forth therein, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders. The Company has obtained all necessary consents (including the authorization of the Advisor) to permit the inclusion of such opinion in its entirety (as well as a description of the material financial analyses underlying such opinions) and references thereto in the Proxy Statement. Prior to the date of this Agreement or promptly thereafter, a true, correct and complete copy of such opinion was delivered or will be delivered to Parent. In addition to engaging the Advisor, the Company’s Board also engaged Mooreland Partners LLC to act as its financial advisor (“Mooreland” and, together with the Advisor, the “Company Financial Advisors”).

Section 4.27 Brokers. No Person other than the Company Financial Advisors, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, true, correct and complete copies of such agreements with the Company Financial Advisors were delivered to Parent.

Section 4.28 Anti-Takeover Laws. The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (a) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through one or more of its Subsidiaries.

Section 5.03 Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than the adoption of the Merger by Parent (or one or more Subsidiaries of Parent) as the stockholder or stockholders of Merger Sub (which will be effected immediately following execution of this Agreement), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other organizational documents of either of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 5.04(b) below, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in a violation or breach or conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets may be bound or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of any of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i)(A) the applicable requirements of the Exchange Act and state securities, takeover and “blue sky” Laws, (B) the applicable requirements of NASDAQ, (C) the HSR Act and the applicable requirements of other Antitrust Laws and (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement, if any, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, will not contain any statement which, at the time the Proxy Statement is first sent to the Company Stockholders, at the time of any amendment or supplement thereof, or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

Section 5.06 Absence of Litigation. There is no Action pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets, except as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Authority, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 State Takeover Statutes. None of Parent, Merger Sub or any other affiliate of Parent has been an “interested stockholder” (as such term is used in Section 203 of DGCL) with respect to the Company at any time within three years of the date of this Agreement.

Section 5.08 Financing. Parent has provided to the Company a true and correct copy of a commitment letter, dated April 3, 2012, executed and delivered by Goldman Sachs Bank, USA, WF Investment Holdings, LLC, Wells Fargo Securities, LLC and Stifel Financial Corporation (such commitment letter, together with any amendments or supplements thereto or replacements thereof obtained by Parent from time to time, the “Commitment Letter”) with respect to all debt financing required for consummation of the Transactions (the “Bridge Financing”). The amount of the Bridge Financing provides sufficient funds for Parent and Merger Sub to consummate the Transactions and to pay any expenses incurred and required to be paid by Parent and Merger Sub in connection with the Transactions (including any additional amounts which may be required under the Fee Letter (as defined in the Commitment Letter)).

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01 Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement (including as expressly provided in Section 6.02), as set forth in Section 6.01 of the Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to (i) preserve intact the assets, including manufacturing facilities, and business organization of the Company and its Subsidiaries, (ii) preserve the current beneficial relationships of the Company and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or any of its Subsidiaries has material business relations, (iii) retain the services of the present officers and key employees of the Company and its Subsidiaries, (iv) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

Section 6.02 Restrictions on the Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.02 of the Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend the Company Certificate or Company Bylaws or any other comparable organizational documents;

(b) (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company may issue Company Shares solely upon the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (iii) adjust, split, combine, subdivide or reclassify any Company Securities; (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of Company Shares or any other Company Securities; or (v) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option, Company Restricted Stock, Company RSU or any similar or related Contract;

(c) directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) the equity interest in, or properties or assets of, any Person or division or business of any Person;

(d) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any properties, rights or assets (including Company Securities), except (i) sales of inventory in the ordinary course of business consistent with past practices, (ii) transfers among the Company and its Subsidiaries and (iii) dispositions of obsolete or other assets not used in or not material to the Company or its Subsidiaries, in the aggregate, which such assets have a net book value of not more than $250,000 in the aggregate;

(e) sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien), any Company Intellectual Property or Company Technology that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(f) except in the ordinary course of business and consistent with past practice, fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Company Intellectual Property in full force and effect or to diligently prosecute applications for registration of any Company Intellectual Property owned by the Company or one of its Subsidiaries or otherwise for which the Company or one of its Subsidiaries is responsible for such activities;

(g) except with respect to the declaration of a quarterly cash dividend in the amount of $0.12 per Company Share having a record date no earlier than June 30, 2012, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Shares or any other Company Securities, other than dividends by any direct or indirect Subsidiary of the Company only to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable Law or the terms of a Company Equity Plan (correct and complete copies of which have been made available to Parent) or (B) increases in salaries, wages and benefits of employees (other than officers or directors) made in the ordinary course of business and in amounts and in a manner consistent with past practice, provided that in the case of this clause (i), the Company provides written notice to Parent of the Company’s intent to increase such compensation at least 15 Business Days prior to making such change and provides Parent the opportunity to review the proposed change and consult with the Company with respect to such proposed changes; (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as required under the terms of any Plan or as required by applicable Law; (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Plan to the extent not required by the terms of such Plan as in effect on the date of this Agreement; (iv) enter into, establish, amend or terminate any Plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of the Company or any of its Subsidiaries; or (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such Plans are made or the basis on which such contributions are determined;

(i) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries;

(j) offer employment to, hire or promote any person at or to a level, or who will have duties of, vice president or higher;

(k) communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior guidelines or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(l) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person), including through borrowings under any of the Company’s existing credit facilities, or enter into a “keep well” or similar agreement, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(m) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(n) write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(o) release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions);

(p) (i) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), (iii) settle or compromise any liability with respect to Taxes or audit related to Taxes or surrender any claim for a refund of Taxes, (iv) file any amended Tax Return, (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, or (vi) except in the ordinary course and consistent with past practice, take any action that reduces the amount of the Company’s net operating losses as of the date hereof;

(q) make or commit to any capital expenditures that (i) involve the purchase of real property or (ii) are not budgeted for in the Company’s current annual capital plan, a copy of which has been provided to Parent (the “Current Annual Capital Plan”);

(r) enter into any new, or agree to any extension of any, capital equipment lease or any Contract for the lease of assets (including real property) that is not terminable by the Company or any of its Subsidiary 12 months from the date of such Contract without payment of penalty or acceleration of payment obligations;

(s) (i) enter into any Material Contract or terminate any Material Contract, (ii) materially modify, amend, waive any right under or renew any Material Contract, other than in the ordinary course of business consistent with past practice, (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or (iv) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transaction, provided that nothing in this Section 6.02(s) shall preclude the Company or its Subsidiaries from entering into Material Contracts with customers or suppliers in the ordinary course of business consistent with past practices;

(t) except for purchase orders in the ordinary course of business consistent with past practice, enter into any development agreement regarding the creation of any material Intellectual Property, Technology or products;

(u) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business and consistent with past practice;

(v) enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent with past practice or (ii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 6.07;

(w) take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(x) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(y) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.03 Company Proxy Statement; Company Stockholder Meeting.

(a) Promptly after the execution of this Agreement, and in any event within 10 days after the date hereof, or such other time as agreed upon by the Company and Parent, the Company shall prepare and file with the SEC preliminary proxy materials (including a preliminary Proxy Statement). Parent shall provide to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. At the earliest practicable time (and in any event within five Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders. Prior to filing any Proxy Statement or any other filing with the SEC in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. All documents that the Company files with the SEC in connection with the Merger or the other Transactions, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b) The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional or supplemental information in connection therewith. The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing, (i) supply Parent with copies of all written correspondence received in connection therewith and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. The Company shall (i) provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to the Transactions, (ii) consider in good faith including in such response all comments reasonably proposed by Parent in respect of the filings and (iii) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to such filings. The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub, or any of their Affiliates should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law or Order, disseminated to the Company Stockholders.

(c) The Company shall take all actions necessary in accordance with applicable Law, Orders and the Company Certificate and the Company Bylaws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law and Orders) as soon as practicable following the mailing of the definitive Proxy Statement to the stockholders of the Company (but in no event later than 30 calendar days following the date of such mailing), for the purpose of considering the adoption of this Agreement (the “Company Stockholders’ Meeting”) and (ii) unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.05(d), (A) include in the Proxy Statement the Company Board’s recommendation that the holders of the Company Shares vote in favor of the adoption of this Agreement (which recommendation shall be deemed a part of the Company Board Recommendation) and (B) use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and secure the vote or consent of the Company Stockholders as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger. The Company shall give Parent no less than 10 Business Days’ advance notice (or such shorter period of time as notice is provided to NASDAQ) of the date which shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Transactions. The Company shall consult with Parent regarding the date of the Company Stockholders’ Meeting and shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if and to the extent that: (i) there are holders of an insufficient number of

Company Shares present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable, (ii) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Company Stockholders’ Meeting as soon as practicable, or (iii) the Company Board shall have determined in good faith (after consultation with outside legal counsel and Parent) that it is required by Law to postpone or adjourn the Company Stockholders’ Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release or filing materials with the SEC; provided that (A) the preceding clause (iii) shall not apply to allow a postponement or adjournment for any information or disclosure related to an Acquisition Proposal (including any Superior Proposal) and (B) no postponement or adjournment may be to a date on or after five Business Days prior to the Outside Date.

(d) The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholders’ Meeting are solicited, in compliance with all applicable Law and Orders. The adoption of this Agreement and adjournment of the Company Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement shall be the only matters which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting unless otherwise approved in writing by Parent.

(e) Without limiting the generality of the foregoing, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) its obligations pursuant to this Section 6.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

Section 6.04 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent, Merger Sub and Parent’s financing sources and their respective Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries and shall timely furnish Parent, Merger Sub and Parent’s financing sources with such financial, operating, business, financial condition, projections and other data and information as Parent, Merger Sub or Parent’s financing sources, through their Representatives, may reasonably request, including furnishing all historical financial statements and historical financial and other data of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, provide to Parent and its financing sources information which is complete and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Offering and the Bridge Financing. Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably necessary, proper or advisable in connection with Parent’s financing of the Transactions, including using commercially reasonable efforts with respect to (i) executing and delivering at Closing any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent (including a certificate of an appropriate officer of the Company or any of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to Parent’s financing of the Transactions), (ii) obtaining accountants’ comfort letters (including comfort letters customary in similar types of Transactions for pro forma financial information and related adjustments), legal opinions, and, at Parent’s expense, surveys and title insurance as reasonably requested by Parent, (iii) taking all actions reasonably necessary to (A) permit Parent’s financing sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto and (B) establish bank and other accounts and blocked account agreements and lock box arrangements, (iv) if requested by any of Parent’s financial sources, providing authorization letters to Parent’s financing sources containing a representation, without any knowledge or like qualifier, that information contained in any confidential information memorandum and/or lender presentation does not include material non public information about the Company, its Subsidiaries, or their respective Affiliates or their respective securities, (v) if requested by any of Parent’s financing sources, designating whether any information provided to Parent’s financing sources is suitable to be made available to lenders who wish not to receive material non-public information and (vi) taking all corporate actions necessary to permit the consummation of Parent’s financing of the Transactions and to permit the proceeds thereof to be made available as of the Closing Date. Notwithstanding the foregoing, under no circumstance shall the Company or its Subsidiaries be required to authorize the pre-filing of any UCC-1’s or other documents which create Liens.

(b) Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or damage or destroy any property or assets of the Company or any of its Subsidiaries. All information obtained by Parent or Merger Sub pursuant to this Section 6.04 shall be held confidential in accordance with the Confidentiality Agreement, dated September 9, 2010, as amended by the letter agreement dated as of March 12, 2012 (the “Confidentiality Agreement”), between Parent and the Company; provided, that nothing herein or in the Confidentiality Agreement shall prevent Parent or its financing sources from using all information obtained pursuant to this Section 6.04 as necessary and appropriate to consummate a Debt Offering and Bridge Financing.

(c) After the date hereof, Parent and the Company shall cooperate to establish a mechanism acceptable to both parties by which Parent will be permitted, prior to the Effective Time or the Termination Date, as the case may be, and subject to applicable Law, to communicate directly with the Company employees regarding employee related matters.

Section 6.05 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal and shall promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such parties by or on behalf of the Company, its Subsidiaries or Representatives. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, subject to Section 6.05(b), the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate, cause, knowingly facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary contained in Section 6.05(a), if at any time following the date of this Agreement and prior to the Effective Time, (i) the Company has received from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (A) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 24 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) will promptly (and in any event within 24 hours) provide to Parent any and all non-public information delivered to such Person which was not previously provided to Parent.

(c) From and after the date of this Agreement and prior to the Effective Time, the Company shall promptly (and in any event within 24 hours) notify Parent, orally and in writing, in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information in contemplation of an Acquisition Proposal relating to the Company or any of its Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.05(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries and Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or any of its Subsidiaries to Parent, and neither the Company nor any of its Subsidiaries is currently party to any Contract that prohibits the Company from providing the information relating to the Company or any of its Subsidiaries described in this Section 6.05(c) to Parent. The Company (i) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party and (ii) shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement.

(d) Notwithstanding anything in Section 6.05(a) to the contrary, if (i) the Company receives from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (III) below, the Company Board may at any time prior to the Effective Time, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (A) pays the Termination Fee to Parent in immediately available funds and (B) concurrently with such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (I) the Company shall not have breached this Section 6.05, (II) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (III) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in the immediately preceding clause (III), such Acquisition Proposal (provided that the Company shall have complied with the provisions of the immediately following sentence) continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.05(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e) The Company agrees that any violations of the restrictions set forth in this Section 6.05 by any of its Representatives shall be deemed to be a material breach of this Agreement (including this Section 6.05) by the Company.

(f) Nothing contained in this Section 6.05 shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.05 or actions taken or notices delivered to Parent by the Company that are required by Section 6.05, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(f)).

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.01(h).

Section 6.06 Employee Matters.

(a) From the Effective Time until the 12 month anniversary of the Effective Time, Parent shall cause the compensation and benefits package provided to the employees of the Company and its Subsidiaries as of the Effective Time under the Plans listed on Section 4.12(a) of the Disclosure Schedule (the “Company Employees”) to be substantially comparable to the compensation and benefits package, in the aggregate, provided to (i) the Company Employees immediately prior to the Effective Time and (ii) similarly situated Parent employees, in each case excluding for purposes of this comparison any equity-based compensation; provided, however, that during such 12-month period, Parent or the Surviving Corporation, as the case may be, may reduce the compensation or benefits of such Company Employees if such reductions in compensation or benefits are made equitably and as part of an across-the-board reduction applicable to all employees within the United States.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to comply in all material respects with its obligations under all employment and severance agreements listed on Section 4.12(a) of the Disclosure Schedule that are in effect as of the Effective Time, in each case, subject to the terms and conditions of each such agreement. Notwithstanding anything herein to the contrary, prior to the Closing Date, the Company shall take such actions as are necessary, including making any determinations or adopting resolutions of the Company Board or the compensation committee of the Company Board, as applicable, to amend the 2012 Senior Management Bonus Program in accordance with the provisions set forth in Section 6.06(b) of the Disclosure Schedule.

(c) For purposes of eligibility, vesting and, solely with respect to severance and vacation, level of benefit entitlement (but in no event for purposes of benefit accrual or eligibility for retiree medical or other retiree welfare benefits) under the Parent Plans, each Company Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plans in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(d) For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under a similar Plan in which such Company Employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under the Plans during the portion of the plan year of the Parent Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(e) At Parent’s election, the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) Plans sponsored or maintained by the Company. In such event, Parent shall receive from the Company evidence that the Company’s Plan(s) and/or program(s) have been terminated pursuant to resolutions of the Company Board or a committee thereof (the form and substance of which shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

(f) Notwithstanding the foregoing, nothing contained in this Section 6.06 shall (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 6.06 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Plan or (B) retain the employment of any particular employee.

(g) The Company will take all actions necessary to effectuate the provisions of Section 6.06(g) of the Disclosure Schedule.

Section 6.07 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a) To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Certificate or Company Bylaws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, accurate and complete copies of which have been provided to Parent and are listed in Section 6.07(a) of the Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any Action or as permitted under applicable Law. Parent’s obligation under this Section 6.07(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six years after the Effective Time. During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.07.

(b) In addition to Parent’s indemnification obligations pursuant to Section 6.07(a) above, prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Party with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) (the “D&O Insurance”) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than 200% of the current annual premium paid by the Company for such policy to purchase the “tail” policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07.

Section 6.08 Financing Arrangements.

(a) Except to the extent Parent (or an Affiliate of Parent) has completed a debt securities financing, bank loan financing or other debt financing in lieu of, or whose net cash proceeds fully replace amounts that were to be provided under the Bridge Financing as contemplated by and pursuant to the Commitment Letter and the other letters related thereto (such an offering, a “Debt Offering”), subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to obtain and effectuate the Bridge Financing contemplated by the Commitment Letter on the terms set forth therein (including, without limitation, any impact on such terms of provisions existing in the Fee Letter (as defined in the Commitment Letter)). Except to the extent Parent (or an Affiliate of Parent) has completed a Debt Offering, Parent agrees to notify the Company as soon as reasonably practicable if, at any time prior to the Closing Date, (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain any of the Bridge Financing substantially on the terms described in the Commitment Letter. Other than in connection with a Debt Offering, Parent shall not, nor shall it permit any of its subsidiaries or Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to materially impair, delay or prevent the Bridge Financing contemplated by the Commitment Letter. Other than in connection with a Debt Offering, neither Parent nor Merger Sub shall amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would materially impair, delay or prevent the Closing without the prior written consent of the Company. Notwithstanding any provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to consummate the Closing prior to the earlier of (i) the third Business Day immediately following consummation of a Debt Offering and (ii) the Outside Date.

(b) Except to the extent Parent has completed a Debt Offering, if the Commitment Letter shall expire or terminate for any reason, Parent shall use its reasonable best efforts to obtain, and will provide the Company with a copy of, a new financing commitment that provides for a sufficient amount of financing for Parent to consummate the Transactions on funding conditions not materially less favorable than those included in the Commitment Letter as originally issued and other terms and conditions the aggregate effect of which is not materially adverse to Parent in comparison with those contained in the Commitment Letter as originally issued, which extension or new commitment shall include a termination date not earlier than the Outside Date. Parent shall accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Commitment Letter as originally issued.

Section 6.09 Further Action; Efforts.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which the Company or any of its Subsidiaries is a party as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each of the Company, Parent and Merger Sub shall, as promptly as practicable, use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) make all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise, as promptly as practicable, but in no event later than 10 Business Days after the date hereof with respect to filing under the HSR Act, and shall make as promptly as practicable any other appropriate submissions under other applicable Antitrust Laws, (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws, (iii) cooperate and consult with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

(b) In connection with the efforts referenced in Section 6.09(a), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.09(a) and Section 6.09(b), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Parent shall be entitled to direct the antitrust defense of the Merger or any other Transactions, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law, subject to the provisions of Section 6.09(a), (b), (c) and (e).

(e) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.09 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01 and (ii) nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree to (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action, (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and its Subsidiaries or (E) waive any of the conditions set forth in ARTICLE VII of this Agreement. Without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall, in response to any objections asserted with respect to the Transactions under any Antitrust Law or any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law, (A) sell, hold separate or otherwise dispose of all or a portion of their respective businesses, assets or properties, or conduct their business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action or (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties.

Section 6.10 Public Announcements. The parties hereto agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or rules or regulations of NASDAQ, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 6.11 Anti-Takeover Laws. If any Anti-Takeover Law is or may become applicable to any Transaction, (a) the parties shall use reasonable best efforts to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction.

Section 6.12 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.13 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the condition set forth in Section 7.02 would not be satisfied, and with respect to Parent and Merger Sub, untrue or inaccurate in any material respect, and (e) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 6.14 Company SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including Company Stock Options or any other derivative securities with respect to Company Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Consents. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or Order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have a Company Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of the Company contained in Section 2.07, Section 4.01, Section 4.02(a), Section 4.04, Section 4.05, Section 4.25, Section 4.27 and Section 4.28 shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) At any time after the date of this Agreement, there shall not have been any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of the Company to evidence satisfaction of the conditions set forth in Section 7.02(a), (b) and (c).

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub contained in Section 5.01, Section 5.03, Section 5.05 and Section 5.07 shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) At any time after the date of this Agreement, there shall not have been any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of Parent to evidence satisfaction of the conditions set forth in Section 7.03(a), (b) and (c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned, whether before or after obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time whether before or after the Company Stockholder Approval;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before August 15, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement caused the failure of the Effective Time to occur on or before such date; provided, further, that if on the Outside Date, the condition to Closing set forth in Section 7.01(b) or Section 7.01(c) (but for purposes of Section 7.01(c) only if such restraint or prohibition is attributable to an Antitrust Law) shall not have been fulfilled, but all other conditions to Closing shall be or shall be capable of being fulfilled, then Parent or the Company shall be entitled to extend the Outside Date by a period of up to one additional month by written notice to the other parties hereto;

(c) by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if prior to the Effective Time (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e) by either Parent or the Company, if the Company Stockholder Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have voted and the Company Stockholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to the Company if it has not materially complied with its obligations under Section 6.01 and Section 6.03;

(f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company Stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within four days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05;

(g) by the Company prior to the Effective Time, if there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger in accordance with the terms hereof and (ii) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h) by the Company prior to the Effective Time in accordance with Section 6.05(d).

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of the last sentence of Section 6.04(a), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination; provided, however, that, except as set forth in Section 8.03(b)(iii), nothing herein shall relieve any party hereto from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination.

Section 8.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event this Agreement shall be terminated:

(i) by (A) the Company pursuant to Section 8.01(h) or (B) Parent pursuant to Section 8.01(f), the Company shall pay to Parent the Termination Fee; or

(ii) (A) by Parent or the Company pursuant to Section 8.01(b) or by Parent pursuant to Section 8.01(d) or Section 8.01(e), (B) at or prior to the date of termination, an Acquisition Proposal shall have been made known to the Company or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within 12 months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee upon the earlier to occur of the Company’s entering into of Alternative Acquisition Agreement or the consummation of such Acquisition Proposal. For purposes of this Section 8.03(b)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” and “85%” shall be replaced by “50%;” or

(iii) (A) by the Company pursuant to Section 8.01(b) and (B) at the time of termination all of the conditions to Closing set forth in ARTICLE VII (other than those other conditions that, by their nature, cannot be satisfied until the Closing Date, but which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the Outside Date, then Parent shall pay to the Company the Reverse Breakup Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event the Closing does not occur, the Company’s right to receive the Reverse Breakup Fee pursuant to this Section 8.03(b)(iii), together with applicable costs of collection, if any, payable pursuant to Section 8.03(d)(ii), and the Company’s right to seek specific performance prior to termination of the Agreement pursuant to Section 9.05 shall be the exclusive remedies of the Company against Parent and Merger Sub for any loss, cost, liability or expenses relating to or arising under this Agreement or the transactions contemplated hereby, including the failure of Parent and Merger Sub to consummate the transactions contemplated hereby.

(c) In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 8.01(e) after a Bona Fide Proposal shall have been made, the Company shall promptly pay to Parent all documented out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions up to a maximum amount equal to $8,000,000.00 (the “Expense Reimbursement”); provided that in the event the Expense Reimbursement is paid and a Termination Fee is thereafter payable pursuant to Section 8.03(b)(ii), the Termination Fee otherwise payable shall be reduced by the amount of the Expense Reimbursement.

(d) The Company, Parent and Merger Sub each acknowledge that the agreements contained in this Section 8.03 are an integral part of the Agreement and the Transactions and that, without these agreements, the other parties hereto would not enter into this Agreement.

(i) Except with respect to Section 8.01(h), in which case the Termination Fee shall be paid by the Company in accordance with Section 6.05(d), the Termination Fee or Expense Reimbursement, as applicable, shall be paid by the Company as directed by Parent in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Company shall fail to pay the Termination Fee or Expense Reimbursement required pursuant to this Section 8.03 when due, such Termination Fee or Expense Reimbursement, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee and/or Expense Reimbursement, as the case may be, became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if the Company shall fail to pay such Termination Fee or Expense Reimbursement, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee or Expense Reimbursement, as the case may be.

(ii) The Reverse Breakup Fee shall be paid by Parent as directed by the Company in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that Parent shall fail to pay the Reverse Breakup Fee required pursuant to this Section 8.03 when due, such Reverse Breakup Fee shall accrue interest for the period commencing on the date such Reverse Breakup Fee became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if Parent shall fail to pay such Reverse Breakup Fee when due, Parent shall also pay to the Company all of the Company’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Reverse Breakup Fee.

(e) The Company, its Subsidiaries and the Representatives of the Company and its Subsidiaries shall not have any rights or claims against any Parent financing source in connection with the Transactions, including the Bridge Financing or any Debt Offering, whether at law or equity, in contract, in tort or otherwise.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, after Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, the provisions of Section 6.04(a), Section 8.03(d), Section 8.04, Section 9.06, Section 9.07 and Section 9.08, to the extent affecting any of the Parent’s financing sources, may not be amended, modified or waived (including any defined term used therein) without the prior written consent of each of Parent’s financing sources participating in a Debt Offering or, to the extent Parent or an Affiliate of Parent has not consummated a Debt Offering, the Bridge Financing, as applicable.

Section 8.05 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Viasystems Group, Inc.

101 South Hanley Road, Suite 400

St. Louis, Missouri 63105

Attention: David M. Sindelar

                 Daniel J. Weber

Facsimile: (314) 746-2251

Email: dan.weber@viasystems.com

with copies to:

Jones Day

2727 North Harwood

Dallas, Texas 75201

Attention: R. Scott Cohen

Facsimile: (214) 969-5100

Email: scohen@jonesday.com

if to the Company:

DDi Corp.

1220 Simon Circle

Anaheim, California 92806

Attention: Kurt E. Scheuerman

Facsimile: (714) 688-7644

Email: kscheuerman@ddiglobal.com

with a copy to:

Paul Hastings LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, California 92626

Attention: John F. Della Grotta

Facsimile: (714) 979-1921

Email: johndellagrotta@paulhastings.com

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Notwithstanding the forgoing, the Company acknowledges and agrees that, upon execution of this Agreement, each of Parent’s potential financing sources shall be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the

Confidentiality Agreement. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned subsidiary of Parent without the consent of the Company.

Section 9.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, without any requirement to post bond, in addition to any other remedy at law or equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 6.07 (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons). Notwithstanding the foregoing, Parent’s financing sources are intended third party beneficiaries under Section 6.04(a), Section 6.04(b), Section 8.03(d), Section 8.04, Section 9.07 and Section 9.08.

Section 9.07 Governing Law; Forum.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.02 or such other manner as may be permitted by Law shall be valid and sufficient service of process.

(c) Notwithstanding anything herein to the contrary, the Company and its Subsidiaries agree (i) that any Action involving a Parent financing source in connection with the Transactions, including Actions involving the Bridge Financing or any Debt Offering, shall be brought exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and each of the Company, its Subsidiaries and the Representatives of the Company and its Subsidiaries submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.02 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to this Section 9.08.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIASYSTEMS GROUP, INC.

By:	/s/ David M. Sindelar
Name:	David M. Sindelar
Title:	Chief Executive Officer

VICTOR MERGER SUB CORP.

By:	/s/ David M. Sindelar
Name:	David M. Sindelar
Title:	President and Chief Executive Officer

DDI CORP.

By:	/s/ Mikel H. Williams
Name:	Mikel H. Williams
Title:	President and Chief Executive Officer